TOMORROW FUNDS RETIREMENT TRUST

                 Termination of Series

    The undersigned, being all the Trustees of Tomorrow Funds Retirement Trust, a Delaware business trust (the "Trust"), acting pursuant to Article IX, Section 4 of the Trust's Declaration of Trust dated June 21, 1995
(the "Declaration of Trust"), do hereby terminate and abolish Core Large-Cap Stock Fund and Core Small-Cap Stock Fund as series of the Trust effective as of the close of business on November 20, 1997. Attached hereto is a true and complete copy of the resolutions of the Board of Trustees authorizing such termination.

    IN WITNESS WHEREOF, the undersigned have executed this instrument in duplicate counterparts and have caused a duplicate to be lodged among the records of the Trust as of this 20th day of November, 1997.

/s/ Roger J. Weiss
Roger J. Weiss, as Trustee
and not individually

/s/ Raymond R. Herrmann, Jr.
Raymond R. Herrman, as Trustee
and not individually

/s/ Lawrence J. Israel
Lawrence J. Israel, as Trustee
and not individually

/s/ Harvey E. Sampson
Harvey E. Sampson, as Trustee
and not individually